Exhibit 10.13

FORM OF

FRATERNITY COMMUNITY BANCORP, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as [date], by and among FRATERNITY COMMUNITY BANCORP, INC., a Maryland corporation (the “Company”), and RICHARD C. SCHULTZE (the “Executive”).

WHEREAS, the Executive serves in a position of substantial responsibility with the Company; and

WHEREAS, the Company wishes to set forth the terms of the Executive’s continued employment in these positions; and

WHEREAS, the Executive is willing and desires to serve in this position with the Company.

NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1

EMPLOYMENT

1.1 Employment. The Company hereby employs the Executive to serve as President and Chief Operating Officer of the Company according to the terms and conditions of this Agreement and for the period stated in Section 1.3 of this Agreement. The Executive hereby accepts employment according to the terms and conditions of this Agreement and for the period stated in Section 1.3 of this Agreement.

1.2 Duties. As President and Chief Operating Officer, the Executive shall report directly to the board of directors of the Company. The Executive shall serve the Company faithfully, diligently, competently, and to the best of the Executive’s ability. It is contemplated by this Agreement that the Executive’s duties shall be comparable to those presently undertaken by the Executive. The duties of employment shall include such additional executive duties on behalf of the Company and its operations of a character in keeping with the Executive’s position as may, from time to time, be assigned to the Executive by the Board of Directors of the Company. The Executive shall exclusively devote full working time, energy, and attention to the business of the Company and to the promotion of the interests of the Company throughout the term of this Agreement. Without the prior written consent of the board of directors of the Company, during the term of this Agreement the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which the compensation is paid and regardless of whether it is paid directly or indirectly to the Executive. Nothing in this Section 1.2 shall prevent the Executive from managing personal investments and affairs, provided that doing so does not interfere with the proper performance of the Executive’s duties and responsibilities under this Agreement.

1.3 Term.

(a) The term of this Agreement shall include: (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and ending on the third anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 1.3.

(b) Commencing on the first anniversary of the Effective Date and continuing on each anniversary of the Effective Date thereafter, the disinterested members of the Board of Directors may extend the Agreement term for an additional year, so that the remaining term of the Agreement again becomes thirty-six (36) months, unless the Executive elects not to extend the term of this Agreement by giving proper written notice. The board of directors of the Company will review the Agreement and Executive’s performance annually for purposes of determining whether to extend the Agreement term and will include the rationale and results of its review in the minutes of the meetings. The board of directors will notify the Executive as soon as possible after each annual review whether it has determined to extend the Agreement.

ARTICLE 2

COMPENSATION AND BENEFITS

2.1 Base Salary. In consideration of the Executive’s performance of the obligations under this Agreement, the Company shall pay or cause to be paid to the Executive a salary at the annual rate of $205,368, payable according to the regular payroll practices of the Company. The Executive’s salary shall be subject to annual review. The Executive’s salary, as the same may be modified from time to time, is referred to in this Agreement as the “Base Salary.” All compensation under this Agreement shall be subject to customary income tax withholding and such other employment taxes as are imposed by law.

2.2 Benefit Plans and Perquisites. For as long as the Executive is employed by the Company, the Executive shall be eligible (x) to participate in any and all officer or employee compensation, incentive compensation and benefit plans in effect from time to time, including without limitation plans providing retirement, medical, dental, disability, and group life benefits and including incentive or bonus plans existing on the date of this Agreement or adopted after the date of this Agreement, provided that the Executive satisfies the eligibility requirements for any the plans or benefits, and (y) to receive any and all other fringe and other benefits provided from time to time, including the specific items described in (a)-(b) below.

(a) Reimbursement of business expenses. The Executive shall be entitled to reimbursement for all reasonable business expenses incurred while performing his obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Company and reasonable expenses for attendance at annual and other periodic meetings of trade associations. Expenses will be reimbursed if they are submitted in accordance with the Company’s policies and procedures.

(b) Facilities. The Company will furnish the Executive with the working facilities and staff customary for executive officers with the comparable titles and duties of the Executive as set forth in Sections 1.1 and 1.2 of this Agreement and as are necessary for the Executive to perform his duties. The location of such facilities and staff shall be at the principal administrative offices of the Company, or at such other site or sites customary for such offices and as agreed to by the parties.

2.3 Vacation; Leave. The Executive shall be entitled to sick leave and paid annual vacation in accordance with policies established from time to time by the Company. In addition to paid vacations and other leave, the board of directors may grant the Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the board of directors may determine. Vacation time must be taken during the calendar year in which it is accrued and may be carried over into succeeding calendar years or paid out to the Executive in accordance with the policies of the Company. The Executive shall take his vacation at a reasonable time or times taking into consideration the needs of the Company.

2.4 Insurance. The Company shall maintain or cause to be maintained liability insurance covering the Executive throughout the term of this Agreement.

ARTICLE 3

EMPLOYMENT TERMINATION

3.1 Termination Because of Death or Disability.

(a) Death. The Executive’s employment shall terminate automatically at the Executive’s death. If the Executive dies in active service to the Company, the Executive’s estate shall receive any sums due to the Executive as Base Salary and reimbursement of expenses through the end of the month in which death occurs.

(b) Disability. By delivery of written notice thirty (30) days in advance to the Executive, the Company may terminate the Executive’s employment due to the Executive’s Disability (as defined below). In the event that the Executive’s employment hereunder terminates due to his Disability, no termination benefits shall be payable to or in respect of the Executive. For purposes of this Agreement, “Disability” shall mean a physical or mental condition due to which the Executive shall have been absent from his duties on a full-time basis for a twelve (12) consecutive month period. The Executive’s employment shall be deemed to have terminated as a result of Disability on the date provided in the notice of termination provided to the Executive by the Company. The Executive shall not be considered Disabled, however, if the Executive has returned to employment on a full-time basis within thirty (30) days of receiving such notice.

3.2 Involuntary Termination with Cause. The Board of Directors may, by written notice to the Executive, immediately terminate the Executive’s employment under this Agreement at any time for Cause, in which case the Executive shall be entitled to receive only the unpaid Base Salary that has accrued through the date of termination. The Company shall deliver to the Executive a copy of the resolution duly adopted by the Board of Directors (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board of Directors, such meeting and the opportunity to be heard to be held prior to, or as soon as reasonably practicable following, termination, but in no event later than 30 days following such termination), finding that the Executive was guilty of conduct constituting Cause. The notice provided to the Executive pursuant hereto shall specify in detail the particulars of the conduct constituting Cause. If the Board of Directors thereafter determines that such conduct did not constitute Cause and the Executive’s employment hereunder is reinstated, then the Executive shall be entitled to receive back pay for the period following termination and continuing through reinstatement. If the Executive’s employment is not reinstated as contemplated by the preceding sentence, then the termination of employment shall be deemed to have occurred pursuant to Section 3.4 of this Agreement and the Executive shall be entitled to the compensation and benefits provided therein. For the purposes of this Agreement “Cause” means any of the following:

(1) a material act of personal dishonesty in performing Executive’s duties on behalf of the Company or the Association;

(2) a willful misconduct that in the judgment of the Board of Directors will likely cause economic damage to the Company or the Association or its affiliates or injury to the business reputation of the Company or the Association or their affiliates;

(3) a breach of fiduciary duty involving personal profit;

(4) the intentional failure to perform stated duties under this Agreement after written notice thereof from the Board of Directors;

(5) a willful violation of any law, rule or regulation (other than minor or routine traffic violations or similar offenses) that reflects adversely on the reputation of the Company or the Association or its affiliates, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order;

(6) a material breach by the Executive of any provision of this Agreement.

No act, or failure to act, on the Executive’s part shall be considered “willful” unless he has acted, or failed to act, with an absence of good faith and without reasonable belief that his action or failure to act was in the best interest of the Company.

3.3 Voluntary Termination by the Executive Without Good Reason. If the Executive terminates employment without Good Reason, the Executive shall receive the Base Salary and expense reimbursement to which the Executive is entitled through the date on which termination becomes effective.

3.4 Involuntary Termination Without Cause and Voluntary Termination with Good Reason. With written notice to the Executive thirty (30) days in advance, the Company may terminate the Executive’s employment without Cause. Termination shall take effect at the end of the thirty (30) day period. With advance written notice to the Company as provided in clause (y), the Executive may terminate employment for Good Reason. If the Executive’s employment terminates involuntarily without Cause or voluntarily but with Good Reason, the Executive shall be entitled to the benefits specified in Article 4 of this Agreement. For purposes of this Agreement a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions stated in both clauses (x) and (y) of this Section 3.4 are satisfied:

(x) a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s written consent:

(1)	a material diminution of the Executive’s Base Salary (unless the reduction is part of a company-wide or executive-level restructuring of compensation),

(2)	a material diminution of the Executive’s authority, duties, or responsibilities, or

(3)	a change in the geographic location at which the Executive must perform services for the Company by more than 30 miles from such location at the effective date.

(y) the Executive must give notice to the Company of the existence of one or more of the conditions described in clause (x) within sixty (60) days after the initial existence of the condition, and the Company shall have thirty (30) days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within six (6) months after the initial existence of the condition.

ARTICLE 4

SEVERANCE COMPENSATION

4.1 Cash Severance after Termination Without Cause or Termination for Good Reason.

(a) Subject to the possibility that cash severance after employment termination might be delayed under Section 4.1(b), if the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with Good Reason, the Executive shall for thirty-six (36) months and in accordance with the Company’s regular pay practices continue to receive the Base Salary in effect at termination of employment. However, the Company and the Executive acknowledge and agree that the compensation and benefits under this Section 4.1 shall not be payable if compensation and benefits are payable or shall have been paid to the Executive under Article 5 of this Agreement.

(b) If when employment termination occurs the Executive is a “specified employee” within the meaning of Section 409A of the Code, if the cash severance payment under Section 4.1(a) would be considered deferred compensation under Section 409A of the Code, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, the Executive’s continued Base Salary under Section 4.1(a) for the first six months after employment termination shall be paid to the Executive in a single lump sum without interest on the first business day of the seventh (7th) month after the month in which the Executive’s employment terminates.

4.2 Post-Termination Insurance Coverage.

(a) If the Executive’s employment terminates involuntarily but without Cause or voluntarily but with Good Reason, the Company shall continue or cause to be continued at the Company’s expense health and life insurance benefits for the Executive and any of his dependents covered at the time of his termination. The health and life insurance benefits shall continue until the first to occur of (w) the Executive’s return to employment with the Company or another employer, (x) the Executive’s attainment of age 65, (y) the Executive’s (or dependent’s) death, or (z) the end of the thirty-six (36) month period following his termination of employment.

(b) If (x) under the terms of the applicable policy or policies for the insurance benefits specified in section 4.2(a) it is not possible to continue coverage for the Executive and his dependents, or (y) when employment termination occurs the Executive is a “specified employee” within the meaning of Section 409A of the Code, if any of the continued insurance coverage benefits specified in Section 4.2(a) would be considered deferred compensation under Section 409A of the Code, and finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance benefit, the Company shall pay to the Executive in a single lump sum an amount in cash equal to the present value of the Company’s projected cost to maintain that particular insurance benefit (and associated income tax gross-up benefit, if applicable) had the Executive’s employment not terminated, assuming continued coverage for 36 months. The lump-sum payment shall be made thirty (30) days after employment termination or, if Section 4.1(b) applies, on the first business day of the seventh (7th) month after the month in which the Executive’s employment terminates.

ARTICLE 5

CHANGE IN CONTROL BENEFITS

5.1 Change in Control Benefits. If a Change in Control occurs during the term of this Agreement and, thereafter during the then remaining term of the Agreement, the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with

Good Reason, the Company shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to 2.99 times the Executive’s average annual compensation. For this purpose, average annual compensation means the Executive’s taxable income reported by the Company or its affiliates for the five (5) calendar years immediately preceding the calendar year in which the Change in Control occurs. The payment required under this paragraph is payable no later than five (5) business days after the Executive’s termination of employment. If the Executive receives payment under Section 5.1, the Executive shall not be entitled to any additional severance benefits under Section 4.1 of this Agreement. In addition, the Company shall provide the Executive and his dependents with the same post-termination insurance coverage provided for in Section 4.2 of the Agreement.

5.2 Change in Control Defined. For purposes of this Agreement “Change in Control” means a change in control of the Company or Fraternity Federal Savings and Loan Association (“Association”) as defined in Internal Revenue Section 409A of the Code and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including a “change in ownership,” “change in effective control” or “change in ownership of a substantial portion of assets.”

5.3 Potential Limitation of Benefits Under Certain Circumstances. Notwithstanding any other provisions of this Agreement, in the event that (x) the aggregate payments or benefits to be made or afforded to the Executive under this Agreement or otherwise, which are deemed to be parachute payments as defined in Section 280G of the Code, or any successor thereof (the “Termination Benefits”), would be deemed to include an “excess parachute payment” under Section 280G of the Code; and (y) if such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive’s “base amount,” as determined in accordance with Section 280G of the Code and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (1) the amount of tax required to be paid by the Executive thereon by Section 4999 of the Code and further minus (2) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax, then the Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction required hereby among the Termination Benefits shall be determined by the Executive. Notwithstanding the foregoing, the Company shall not pay the Executive severance benefits under this Agreement in excess of three (3) times his average annual compensation (or such other amount that may be permitted by the Office of Thrift Supervision pursuant to regulation or regulatory guidance). The Company’s independent public accountants will determine the value of any reduction in the payments and benefits; the Company will pay for the accountants’ opinion. If the Company and/or the Executive do not agree with the accountants’ opinion, the Company will pay to the Executive the maximum amount of payments and benefits pursuant to this Agreement or otherwise, as selected by Executive, that the opinion indicates have a high probability of not causing any of the payments and benefits to be non-deductible and subject to the excise tax imposed under Section 4999 of the Code. The Company may also request, and the Executive has the right to demand that, a ruling from the IRS as to whether the disputed payments and benefits have such tax consequences. The Company will promptly prepare and file the request for a ruling from the IRS, but in no event will the Company make this filing later than thirty (30) days from the date of the accountant’s opinion referred to above. The request will be subject to the Executive’s approval prior to filing; the Executive shall not unreasonably withhold his approval. The Company and the Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any IRS rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. Nothing contained in this Agreement shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment other than pursuant to this Section 5.3 hereof, or a reduction in the payments and benefits specified, below zero.

ARTICLE 6

CONFIDENTIALITY AND CREATIVE WORK

6.1 Non-disclosure. The Executive covenants and agrees not to reveal to any person, firm, or corporation any confidential information of any nature concerning the Company or the Association or its business, or anything connected therewith. As used in this Article 6 the term “confidential information” means all of the Corporation’s or the Association’s and the Corporation’s affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to:

(a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

(b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

(c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information, and

(d) trade secrets, as defined from time to time by the laws of Maryland. This Section 6.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

6.2 Return of Materials. The Executive agrees to immediately deliver or return to the Company upon termination, upon expiration of this Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by the Company or prepared by the Executive in connection with the Executive’s services hereunder and to immediately delete all electronically stored data of the Company maintained on the Executive’s personal computers and to return all Company-provided computers or communication devices (i.e., laptop, Blackberry, PDA, etc.). The Executive will retain no copies thereof after termination of this Agreement or termination of the Executive’s employment.

6.3 Creative Work. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Company. The Executive hereby assigns to the Company all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

6.4 Affiliates’ Confidential Information is Covered; Confidentiality Obligation Survives Termination. For purposes of this Agreement, the term “affiliate” of the Company includes any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company. The rights and obligations set forth in this Article 6 shall survive termination of this Agreement.

6.5 Injunctive Relief. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Company if the Executive fails to observe the obligations imposed by this Article 6. Accordingly, if the Company institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Company, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. The confidentiality and remedies provisions of this Article 6 shall be in addition to and shall not be deemed to supersede or restrict, limit, or impair the Company’s rights under applicable state or federal statute or regulation dealing with or providing a remedy for the wrongful disclosure, misuse, or misappropriation of trade secrets or proprietary or confidential information.

ARTICLE 7

COMPETITION AFTER EMPLOYMENT TERMINATION

7.1 Covenant Not to Solicit Employees. The Executive agrees not to, directly or indirectly, solicit or employ the services of any officer or employee of the Company (including an individual who was an officer or employee of the Company during the one year period following the Executive’s termination) for two years after the Executive’s employment termination.

7.2 Covenant Not to Compete.

(a) The Executive covenants and agrees not to compete directly or indirectly with the Company for one year after employment termination. For purposes of this Section 7.2:

(1)	the term compete means:

(i)	providing financial products or services on behalf of any financial institution for any person residing in the territory,

(ii)	assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory, or

(iii)	inducing or attempting to induce any person who was a customer of the Company or the Association at the date of the Executive’s employment termination to seek financial products or services from another financial institution.

(2)	the words directly or indirectly mean:

(i)	acting as a consultant, officer, director, independent contractor, or employee of any financial institution in competition with the Company or the Association in the territory, or

(ii)	communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of the Company or the Association when the Executive’s employment terminated.

(3)	the term customer means any person to whom the Company or the Association is providing financial products or services on the date of the Executive’s employment termination or within one year thereafter.

(4)	the term financial institution means any bank, savings association, or bank or savings association holding company, or any other institution, the business of which is engaging in activities that are financial in nature or incidental to such financial activities as described in Section 4(k) of the Bank Holding Company Act of 1956, other than the Company or any of its affiliated corporations.

(5)	financial product or service means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under Section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Company or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking.

(6)	the term person means any individual or individuals, corporation, partnership, fiduciary or association.

(7)	the term territory means the area within a 25-mile radius of any office of the Company or the Association at the date of the Executive’s employment termination.

(b) If any provision of this section or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provisions hereof, as modified, are legal and enforceable to the fullest extent permitted under applicable law.

(c) The Executive acknowledges that the Company’s willingness to enter into this Agreement and to make the payments contemplated by Articles 3 and 4 of this Agreement is conditioned on the Executive’s acceptance of the covenants set forth in Articles 6 and 7 of this Agreement and that the Company would not have entered into this Agreement without such covenants in force.

7.3 Injunctive and Other Relief. Because of the unique character of the services to be rendered by the Executive hereunder, the Executive understands that the Company would not have an adequate remedy at law for the material breach or threatened breach by the Executive of any one or more of the Executive’s covenants in this Article 7. Accordingly, the Executive agrees that the Company’s remedies for a breach of this Article 7 include, but are not limited to, (x) forfeiture of any money representing accrued salary, contingent payments, or other fringe benefits (including any amount payable pursuant to Article 4) due and payable to the Executive during the period of any breach by Executive, and (y) a suit in equity by the Company to enjoin the Executive from the breach or threatened breach of such covenants. The Executive hereby waives the claim or defense that an adequate remedy at law is available to the Company and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein shall be construed to prohibit the Company from pursuing any other or additional remedies for the breach or threatened breach.

7.4 Article 7 Survives Termination But Is Void After a Change in Control. The rights and obligations set forth in this Article 7 shall survive termination of this Agreement. However, Article 7 shall become null and void effective immediately upon a Change in Control.

ARTICLE 8

MISCELLANEOUS

8.1 Successors and Assigns.

(a) This Agreement shall be binding upon the Company and any successor to the Company, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company by purchase, merger, consolidation, reorganization, or otherwise. But this Agreement and the Company’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Company. By agreement in form and substance satisfactory to the Executive, the Company shall require any successor to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform had no succession occurred.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c) Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement, except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Section 8.1, the Company shall have no liability to pay any amount to the assignee or transferee.

8.2 Governing Law, Jurisdiction and Forum. This Agreement shall be construed under and governed by the internal laws of the State of Maryland, without giving effect to any conflict of laws provision or rule that would cause the application of the laws of any jurisdiction other than Maryland. By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in Maryland.

8.3 Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive by the Company. Any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void by the parties.

8.4 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Company at the time of the delivery of such notice, and properly addressed to the Company if addressed to the board of directors of the Company.

8.5 Severability. If there is a conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provisions of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

8.6 Captions and Counterparts. The captions in this Agreement are solely for convenience. The captions do not define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.7 No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment. Moreover, provided the Executive is not in breach of any obligation under Articles 6 and 7 of this Agreement, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after employment termination.

8.8 Amendment and Waiver. This Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision, nor affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

8.9 Compliance with Internal Revenue Code Section 409A.

(a) The Executive will be deemed to have a termination of employment for purposes of determining the timing of any payments that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(b) If at the time of the Executive’s separation from service, (i) the Executive is a “specified employee” (within the meaning of Section 409A and using the methodology selected by the Company) and (ii) the Company makes a good faith determination that an amount payable or the benefits to be provided hereunder constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six-month delay rule of Section 409A in order to avoid taxes or penalties under Section 409A, then the Company will not pay the entire amount on the otherwise scheduled payment date but will instead pay on the scheduled payment date the maximum amount permissible in order to comply with Section 409A (i.e., any amount that satisfies an exception under the Section 409A rules from being categorized as deferred compensation) and will pay the remaining amount (if any) in a lump sum on the first business day after such six month period.

(c) To the extent the Executive would be subject to an additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and the parties shall promptly execute any amendment reasonably necessary to implement this Section 8.9. The Executive and the Company agree to cooperate to make such amendment to the terms of this Agreement as may be necessary to avoid the imposition of penalties and taxes under Section 409A; provided, however, that the Executive agrees that any such amendment shall provide the Executive with economically equivalent payments and benefits, and the Executive agrees that any such amendment will not materially increase the cost to, or liability of, the Company with respect to any payment.

(d) For purposes of this Agreement, Section 409A shall refer to Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and any other authoritative guidance issued thereunder.

8.10 Required Provisions. Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to, and conditioned upon, their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

8.11 Source of Payments. Notwithstanding any provision in this Agreement to the contrary, to the extent payments and benefits, as provided for under this Agreement, are paid or received by the Executive under an employment agreement in effect between the Executive and the Association, the payments and benefits paid by the Association will be subtracted from any amount or benefit due simultaneously to the Executive under similar provisions of this Agreement. Payments will be allocated in proportion to the level of activity and the time expended by the Executive on activities related to the Company and the Association, respectively, as determined by the Corporation and the Company.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

FRATERNITY COMMUNITY BANCORP, INC.

For the Board of Directors

Executive